Exhibit 23.4

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 2, 2011 relating to the financial statements of ID Analytics, Inc. and Subsidiary as of and for the year ended December 31, 2010 appearing in the Registration Statement on Form S-1 No. 333-183598 of LifeLock, Inc.

/s/ DELOITTE & TOUCHE LLP

San Diego, California
October 9, 2012